Exhibit 11 - Computations of Earnings Per Share
Tredegar Industries, Inc. and Subsidiaries

(In Thousands, Except Per-Share Amounts)
(Unaudited)

                                Second Quarter           Six Months
                                Ended June 30          Ended June 30

                               1995       1994        1995       1994
 Income (loss) from
   continuing operations     $ 6,074    $  3,074    $10,519     $(2,019)
 Income from discontinued
   operations                      -       1,772          -      10,465
   Net income                $ 6,074    $  4,846    $10,519     $ 8,446


 Earnings (loss) per common
   and dilutive common
   equivalent share
   as reported (2):
   Continuing operations     $   .68    $    .29    $  1.16     $  (.19)
   Discontinued
     operations                    -         .16          -         .97

     Net income              $   .68    $    .45    $  1.16     $   .78

 PRIMARY EARNINGS PER
   SHARE:
 Shares issuable upon the
   assumed exercise
   of outstanding stock
   options (1)                   246          32        207          33

 Weighted average common
   shares outstanding
   during period               8,717      10,722      8,862      10,808
 Weighted average common
   and dilutive common
   equivalent shares           8,963      10,754      9,069      10,841


 Primary earnings per
   share (2)                 $   .68    $    .45    $  1.16     $   .78

 FULLY DILUTED EARNINGS
   PER SHARE:
 Shares issuable upon the
   assumed exercise
   of outstanding stock
   options (3)                   298          32        299          33
 Weighted average common
   shares outstanding
   during period               8,717      10,722      8,862      10,808
 Weighted average common
   and dilutive common
   equivalent shares           9,015      10,754      9,161      10,841


 Fully diluted earnings
   per  share (3)            $   .67    $    .44    $  1.15     $   .77


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Notes to Exhibit 11:
(1)  Computed using the average market price during the related period.
(2) Shares used to compute earnings (loss) per common and dilutive common equivalent share include common stock equivalents for the second quarter and six months ended June 30, 1995.
(3) Computed using the higher of the average market price during the related period and the market price at the end of the related period. Fully diluted earnings (loss) per common and dilutive common equivalent share is not materially different (dilutive by 3% or more) from earnings (loss) per common and dilutive common equivalent share reported in the consolidated statements of income.